UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.    )

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Corrections Corporation of America
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April 26, 2012

Dear Stockholder:

I am contacting you regarding an important issue facing Corrections Corporation of America (“CCA”) and our industry as a whole. At CCA, our top priorities are safety and security at the more than 60 facilities we operate, which includes ensuring the wellbeing of the 81,000 inmates and detainees entrusted to our care. To that end, our company is deeply committed to the prevention of inmate sexual abuse, and we take a forward-looking, best-practice approach to ensure prisoner safety in this critical area.

A stockholder proposal has been submitted to CCA, which will be voted on at our annual meeting of stockholders on May 10, 2012. This proposal requests that CCA issue bi-annual (twice per year) reports on our efforts to reduce incidents of inmate sexual abuse, including system-wide incident data. While we take a zero tolerance approach to sexual abuse and remain vigilant in our efforts to eliminate it, we urge you to vote AGAINST this proposal because much more comprehensive, industry-wide efforts are already underway that will prove more beneficial to inmates, CCA’s government partners and our stockholders.

The institutional shareholder advisory service Glass, Lewis & Co. (“Glass Lewis”) issued a report agreeing with our recommendation against this proposal. However, ISS Proxy Advisory Services (“ISS”) recommended a vote in favor of this proposal, which CCA strongly disagrees with for the following reasons:

•

The U.S. Department of Justice (“DOJ”) is expected to promulgate comprehensive, industry-wide reporting standards on inmate sexual abuse that will provide important context on this issue. It would be counterproductive for CCA to establish reporting standards that may conflict with the work of the DOJ and lack the perspective that such a national reporting standard would provide. Efforts directed at eliminating prisoner sexual abuse are best served if implemented in coordination with industry-wide standards, best practices and regulations, and the responsible approach for CCA is to be in line with the forthcoming federal standards to which all prison and jail systems in the U.S. – public and private – will adhere. Information from CCA is expected to be reported alongside or in a similar fashion and timing as other correctional systems, providing a solid basis for evaluation and comparison that will facilitate improvements in prevention across not only our facilities, but the entire U.S. correctional system. Once established, CCA will comply fully with the federal standards – as we do with all reporting standards – which we expect will provide a robust resource to anyone interested in this important issue.

•

A significant amount of information on sexual abuse is already available through the Bureau of Justice Statistics (“BJS”) and other sources. Information related to the Prison Rape Elimination Act (“PREA”) is readily available through the BJS, which provides meaningful data that our stockholders and other interested parties can freely access to view data from facilities and systems across the United States. Specifically, the BJS National Prison Rape Statistics Program (“NPRSP”) is designed to collect multiple measures on the incidence and prevalence of sexual assault using a set of five different collection measures to provide a deeper understanding of sexual victimization in correctional facilities. In addition to full cooperation with the BJS, CCA complies fully with the reporting standards of our federal, state and local government partners, resulting in multiple existing levels of oversight.

•

CCA supports the adoption of enforceable national standards to prevent prisoner sexual abuse. CCA is actively preparing to implement standards set by PREA, which will govern every federal, state and local correctional facility, and we have met or exceeded every requirement to date. CCA has a robust sexual abuse prevention program in place, which includes regular oversight by our government partners and our Board of Directors. We have comprehensive policies and procedures, a toll free hotline number that is available to inmates to report sexual harassment or abuse, regular training for inmates and employees, review of any allegations by the company’s PREA committee, and auditing compliance with CCA’s quality assurance team. Our employees receive dedicated training on sexual abuse and assault prevention when they join the organization and receive annual training every year thereafter. Members of CCA response teams (security, medical, mental health, chaplain/victim services, investigators) receive ongoing and specialized training due to their important role in addressing and preventing sexual abuse. Sexual abuse and assault prevention signage is present throughout our facilities and all staff members receive prevention cards with instructions for reporting misconduct.

•

The resources required to implement the stockholder proposal are better spent enhancing our prevention program and preparing for the final DOJ standards. In light of the pending DOJ requirements, the information reported as a result of the stockholder proposal would, with the lack of comparable industry data, provide relatively little additional value. However, contrary to the ISS report’s statement that this reporting “does not appear to be overly burdensome,” it would require substantial time, effort and resources from our dedicated team, which would be better spent on activities that directly enhance CCA’s sexual abuse prevention efforts. As noted by the BJS in developing the NPRSP, “Due to the sensitive nature of violent victimization and potential reluctance to report sexual assault, there is no single measure upon which to rely to estimate the prevalence of such acts.” Both the proponent and ISS underestimate the time, resources and data necessary to produce meaningful information in this area. For example, under CCA policy, allegations of criminal sexual misconduct by staff or inmates are referred to outside law enforcement entities for investigation. Like all criminal investigations, these do not proceed on uniform timetables. Some are resolved quickly, but many stretch into weeks and months, which does not conform to a bi-annual reporting schedule.

•

Sensitive data reporting in a context of evolving standards requires judgment and discretion by our Board and management team. We believe, like Glass Lewis, that the proposal’s request for bi-annual reports is overly prescriptive. The Board and management of our company should have the discretion to determine the timing and scope of data reporting within the context of the evolving requirements of government agencies, such as the DOJ, and our partners.

While no corrections system, including ours, is immune from incidents, we endeavor to act swiftly if our standards have not been met. Our policy dictates that every allegation of sexual abuse at a CCA facility be reported through our incident management system. Our process follows that policy to the letter. Every such allegation is thoroughly evaluated and investigated, and we work to meet the needs of every inmate making such an allegation. No exceptions.

The stockholder proponent paints a misleading picture of our company and our employees by highlighting a handful of salacious allegations in the supporting materials for the proposal. The truth is our dedicated team members are hard-working, law-abiding individuals who work diligently to protect the inmates entrusted to their care, as well as the communities where they live and work. They carefully follow the proven policies and procedures that are in place to prevent sexual abuse. When an employee or inmate is found to have violated company policy, we take prompt, decisive action and cooperate fully with law enforcement to ensure investigation and, where appropriate, prosecution.

CCA has a proven history of nearly 30 years as a reliable and trusted provider of corrections services. 2011 marked the ninth consecutive year that CCA’s average facility accreditation score from the independent American Correctional Association (“ACA”), which ensures that correctional facilities are operating at the highest levels of safety, security and programming, has been 99 percent.

As noted in previous SEC filings and as a matter of public record, the stockholder sponsoring this proposal, Alex Friedmann, is an anti-privatization activist who serves in leadership roles with publications and organizations that operate with the expressed goal of eliminating partnership prisons.

CCA has and will continue to take appropriate and forward-looking measures to prevent sexual abuse and protect stockholder interests. For the reasons outlined above, CCA urges you to vote AGAINST this stockholder proposal. We appreciate your investment in CCA, and thank you for your attention to this important matter. Should you have any questions or wish to discuss this proposal further, please do not hesitate to contact Karin Demler, Senior Director of Investor Relations, at (615) 263-3000.

Sincerely,

Steven E. Groom

Executive Vice President, General Counsel and Secretary